Exhibit 10.18

EMPLOYMENT AGREEMENT

Between

Energy Vault SA, with offices at Via Pessina 13, Lugano, 6900 CH, hereinafter referred as “the Company”;

And

Mr. Robert Allen Piconi, a US citizen and Swiss Resident (Permesso C), residing at [***], hereinafter referred to as “the Employee”;

****

Beginning of the activity:	This contract begins on January 1, 2018 to coincide with the Company incorporation
Employee’s position:	Chief Executive Officer
Probation period:	One month; during this period, this agreement can be terminated by each party with one week notice.
Duration:	Unlimited; however each party may resign the agreement according to the Swiss Code of Obligations at any time.
Place of work:	At Company’s premises, at present located at Via Pessina 13, Lugano, 6900 CH.
Annual gross salary:

The Employee’s annual gross salary is CHF 225,000, payable in 12 equal instalments (CHF 18’750 gross a month). For the first month, Employee agrees to receive 50% of the annualized salary (CHF 9’375 gross) to take into account his transition from other work obligations. It is understood that Employee began work on 100% activity on February 1, 2018 and will receive an entry bonus to compensate some previous work preparation of CHF 18’750. Applicable social costs and withholding taxes will apply.

The Company must comply and will pay all Social Contributions that are required under Swiss law (1st and 2nd Pillar).

Healthcare Insurance:	The Company shall reimburse employee for the monthly cost of healthcare insurance, currently expected to be in the range of CHF 1,500 per month.
Reimbursable Expenses:

The Company shall reimburse all the expenses incurred by the Employee, which are directly related to the performance of his job. These expenses may be claimed while submitting the relevant receipts in line with the Company’s policy.

Working hours:

Normal working hours are 8 hours per day, from Monday to Friday, that is 40 hours per week.

Additional work at any time without extra salary may be required to meet business requirements or to ensure the satisfactory completion of the duties. Therefore, Employee will not be eligible for overtime compensation in any circumstance.

Vacation:

Total 20 days of paid vacation per year of service. The vacation days shall be calculated pro rata temporis for any period less than one year of service, and are subject to the Company’s policy as in effect from time to time.

Leave entitlements:

The Employee will be allowed these paid leaves:

Marriage of the employee 4 working days

Marriage of a close relative 1 working day

Removal1 working day

Death in family 3 working days

Death of a relative 1 working day

Medical visitthe time needed

Duties of service:

During the working time the Employee must dedicate all her activity to the assigned duties, fulfilling them with diligence and correctness. In particular, the Employee shall:

Comply with all reasonable and lawful instructions provided to her by the Company; perform her duties with all reasonable skill and diligence; conduct her duties in the best interests of the Company; deal with the Company in good faith in all aspects of the employment relationship; comply with all policies and procedures (including any Codes of Conduct) implemented by the Company from time to time.

Use of Internet and Email:

The Employee will have access to email and Internet in the course of his employment. The Employee shall ensure that at all times her use of the email and Internet facilities at work meets the ethical and social standards of the workplace. Whilst a reasonable level of personal use is acceptable to the Company, this must not interfere with the Employee’s employment duties or obligations, and must not be illegal or contrary to the interests of the Company. The Employee shall also comply with all email and Internet policies issued by the Company from time to time. It is hereby represented by the parties that the annual gross salary above mentioned includes a reasonable remuneration for this obligation.

Proprietary Information and Inventions agreement:

The Employee agrees that all inventions, trade secrets, and all other confidential business, technical, and financial information the Employee develops, learns, or obtains during the employment with the Company, that relate to the Company, or the business or demonstrably anticipated business of the Company, or that are received by or for the Company in confidence, constitute “Proprietary Information.” The Employee will hold in confidence and not disclose or, except within the scope of the employment with the Company, use any Proprietary Information. Upon termination of the employment with the Company, the Employee will promptly return to the Company all items containing or embodying Proprietary Information.
Discretion - secrecy duties:

The Employee must keep the maximum discretion on all information, matters, facts, evidences, data she gets to know in connection with his employment at the Company. The Employee shall not, both during the currency of this agreement or after its termination for whatever reason, use, disclose or distribute to any person or entity, otherwise than as necessary for the proper performance of her duties and responsibilities under this agreement, or as required by law, any confidential information, matters, facts, evidences, data acquired by the Employee in the course of performing her services under this agreement.

Applicable law:

Applicable law:Swiss law. All disputes have to be submitted to the Court of Lugano, Switzerland. In addition, the term and conditions of the employment will be governed by the Company’s Employee Handbook, the terms of which the Employee will be required to acknowledge in writing within one month of the Employee Start date.

Place and date:	Lugano, CH

/s/ Marcia Goodstein	/s/ Robert Allen Piconi

Energy Vault SA	Mr. Robert Allen Piconi

Copy to:

Ms. Marcia Goodstein, Energy Vault Inc.

Ms. Debbie Chen, ldealab

Mr. Bill Gross, ldealab